Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Nov. 2, 2011

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Produces Record Quarterly Financial Results, Driven by Higher Performance by All Segments

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit of $137.8 million for third quarter 2011 compared to $82.3 million for third quarter 2010. The partnership also generated record quarterly net income of $110.2 million for third quarter 2011 compared to $56.6 million for third quarter 2010.
Net income per limited partner unit was 98 cents in third quarter 2011 versus 51 cents in the corresponding 2010 period. Net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was 79 cents for third quarter 2011, exceeding the 68-cent guidance provided by management in early Aug.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased 10% to $94 million for third quarter 2011 compared to $85.8 million during third quarter 2010.
“Magellan generated record quarterly financial results in the third quarter of 2011, with each of our business segments producing higher operating margin than the year-ago period,” said Michael Mears, chief executive officer. “While favorable mark-to-market commodity-related pricing adjustments increased our earnings during the current quarter, our core fee-based operations continue to produce solid results driven by organic growth projects, acquisitions and rate increases for our transportation and terminal services.”
An analysis by segment comparing third quarter 2011 to third quarter 2010 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Petroleum pipeline system. Pipeline operating margin was $149.1 million, an increase of $38.4 million and a quarterly record for this segment. Transportation and terminals revenues increased between periods primarily due to increased volumes from recent acquisitions and the partnership's 7% tariff increase on July 1, 2011. Excluding the Texas pipelines acquired in Sept. 2010, which shipped 11.1 million more barrels during third quarter 2011, transportation volumes on the partnership's pipeline system decreased 3% for third quarter 2011 due to lower gasoline demand. Third-quarter 2011 revenues also improved due to higher fees for pipeline capacity and storage leases.
More

Exhibit 99.1

Page 2/5 Magellan Midstream Produces Record Quarterly Financial Results, Driven by Higher Performance by All Segments

Transportation revenue per barrel shipped declined between periods because the tariffs related to the partnership's new Texas pipelines are significantly lower than its remaining pipeline system due to the short distance of the pipeline movements between Houston and Texas City, Texas. Excluding these recently-acquired pipelines, average transportation rates increased for the remainder of the partnership's pipeline system by 6%.
Operating expenses increased between periods primarily due to higher property taxes, costs in third quarter 2011 as a result of flooding along the partnership's pipeline system and less favorable product overages, which generally reduce expenses.
Product margin (a non-GAAP financial measure defined as product sales revenues less product purchases) increased between periods primarily due to timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership's commodity-related activities. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin reflecting only transactions that settled during the quarter decreased between periods primarily due to timing of sales for the partnership's petroleum products blending activities and lower results from its Houston-to-El Paso commodity sales activities.
Petroleum terminals. Terminals operating margin was $40.3 million, an increase of $10.8 million and a quarterly record for this segment. The current period benefited from recently-acquired crude oil storage in Cushing, Oklahoma, which the partnership purchased in Sept. 2010, and recently-constructed storage in Cushing and Galena Park, Texas. Higher ethanol and additive fees at the partnership's inland terminals also contributed to the improvement, offsetting lower throughput volumes. Operating expenses decreased slightly between periods due to lower maintenance expense in the current quarter resulting from project timing, which more than offset higher operating costs related to the recently-acquired crude oil storage.
Ammonia pipeline system. Ammonia operating margin was a loss of $1.7 million compared to a loss of $7.6 million in third quarter 2010. Revenues increased and expenses declined in the current period due to more extensive hydrostatic testing during the 2010 period, which caused the pipeline to be unavailable for shipments during much of third quarter 2010. Through Sept. 30, 2011, virtually all segments of the ammonia pipeline system have now been tested to ensure the integrity of this pipeline system.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense decreased primarily due to lower bonus accruals in the current period and timing of estimated payout adjustments for the partnership's equity-based compensation program.
Net interest expense also increased in the current quarter as a result of additional borrowings to fund expansion capital expenditures, including acquisitions.

More

Exhibit 99.1

Page 3/5 Magellan Midstream Produces Record Quarterly Financial Results, Driven by Higher Performance by All Segments

Financial guidance for 2011
Management continues to expect record annual DCF of approximately $445 million for 2011 and remains committed to its stated goal of 7% distribution growth for the year. Net income per limited partner unit is now estimated to be $3.62 for 2011, resulting in fourth-quarter guidance of 93 cents. Guidance assumes no future NYMEX MTM adjustments.

Expansion capital spending expectations
Management continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, the partnership currently expects growth capital spending of $240 million in 2011, $270 million in 2012 and an additional $65 million of spending in 2013 to complete these projects.
The latest spending estimates include $245 million for the reversal and conversion of a portion of the partnership's Houston-to-El Paso pipeline to crude oil service, which is $30 million lower than previously announced. The cost savings were achieved by utilizing existing assets to transport up to 58,000 barrels per day (bpd) of refined petroleum products to El Paso versus 65,000 bpd previously, which is more than sufficient to handle projected volumes to the El Paso market. Subject to receiving the necessary permits and regulatory approvals, the partnership now expects the reversed pipeline to be operational by early 2013.
In addition, the partnership continues to make progress on its storage construction projects and has now placed into service all 4.25 million barrels of new crude oil storage in Cushing, Oklahoma and 0.7 million barrels of new gasoline and diesel fuel storage along its petroleum pipeline system in Tulsa, Oklahoma.
The partnership also continues to evaluate more than $500 million of potential growth projects in earlier stages of development, which have been excluded from the spending estimates, such as an emerging project with Copano Energy LLC to transport condensate from the Eagle Ford Shale formation to Magellan's terminal in Corpus Christi, Texas. The partnership is in the final stages of negotiating a joint venture agreement with Copano to utilize existing pipelines and pipeline right-of-way in South Texas to minimize capital costs and time to completion. The partnership expects to provide more project details upon finalization of this agreement in the near future.

Potential sale of ammonia pipeline system
Management is currently evaluating the potential sale of the partnership's ammonia pipeline system and has engaged an investment advisor to determine strategic alternatives for this asset. Based on initial non-binding indications of interest, management believes the sale of this asset is likely within the next year and expects to classify the ammonia pipeline system as an asset held for sale beginning in fourth quarter 2011.

More

Exhibit 99.1

Page 4/5 Magellan Midstream Produces Record Quarterly Financial Results, Driven by Higher Performance by All Segments

Earnings call details
An analyst call with management regarding third-quarter results and outlook for the remainder of 2011 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 820-9418 and provide code 3613499. Investors also may listen to the call via the partnership's website at http://www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 8. To access the replay, dial (888) 203-1112 and provide code 3613499. The replay also will be available at http://www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership's internal financial reporting and is used by management to evaluate the economic performance of the partnership's operations.
Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership's commodity-related activities.
DCF is important in determining the amount of cash generated from the partnership's operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.
Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership's profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

More

Exhibit 99.1

Page 5/5 Magellan Midstream Produces Record Quarterly Financial Results, Driven by Higher Performance by All Segments

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products, such as gasoline and diesel fuel, and crude oil. The partnership's primary assets include: the longest petroleum products pipeline system in the continental United States at 9,600 miles, which can access more than 40% of the country's refining capacity and imports, as well as more than 80 petroleum terminals with over 75 million barrels of storage. More information is available at http://www.magellanlp.com.

###
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and overall demand for refined petroleum products, crude oil and natural gas liquids; (3) changes in the partnership's tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (4) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership's petroleum terminals or petroleum pipeline system; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Transportation and terminals revenues	$206,727	$232,064	$573,069	$660,664
Product sales revenues	199,284	203,253	585,318	600,492
Affiliate management fee revenue	190	193	569	578
Total revenues	406,201	435,510	1,158,956	1,261,734
Costs and expenses:
Operating	87,584	89,458	219,980	233,142
Product purchases	186,993	159,550	503,516	489,616
Depreciation and amortization	27,403	30,234	79,460	90,261
General and administrative	23,624	20,470	67,044	70,341
Total costs and expenses	325,604	299,712	870,000	883,360
Equity earnings	1,654	1,955	4,323	4,765
Operating profit	82,251	137,753	293,279	383,139
Interest expense	25,316	27,332	69,611	79,806
Interest income	(74)	(11)	(85)	(22)
Interest capitalized	(884)	(665)	(2,535)	(2,526)
Debt placement fee amortization expense	358	410	1,015	1,180
Other expense	750	—	750	—
Income before provision for income taxes	56,785	110,687	224,523	304,701
Provision for income taxes	148	447	900	1,397
Net income	$56,637	$110,240	$223,623	$303,304

Allocation of net income (loss):
Non-controlling owners' interest	$(154)	$—	$(222)	$(63)
Limited partners' interest	56,791	110,240	223,845	303,367
Net income	$56,637	$110,240	$223,623	$303,304

Basic and diluted net income per limited partner unit	$0.51	$0.98	$2.06	$2.69

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	111,522	112,864	108,437	112,825

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.155	$1.118	$1.222	$1.088

Volume shipped (million barrels):
Refined products:
Gasoline	53.2	48.4	135.3	153.1
Distillates	32.6	36.5	85.8	99.0
Aviation fuel	6.5	7.5	16.5	20.3
Liquefied petroleum gases	1.3	1.4	4.4	4.5
Crude oil	3.9	12.6	3.9	29.8
Total volume shipped	97.5	106.4	245.9	306.7

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	25.6	33.1	24.4	31.4
Inland terminal throughput (million barrels)	30.2	29.4	86.6	86.3

Ammonia pipeline system:
Volume shipped (thousand tons)	20	134	298	546

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Petroleum pipeline system:
Transportation and terminals revenues	$156,652	$167,500	$421,028	$472,730
Less: Operating expenses	56,941	61,075	149,211	150,522
Transportation and terminals margin	99,711	106,425	271,817	322,208

Product sales revenues	195,177	197,932	570,366	577,811
Less: Product purchases	186,023	157,356	499,066	483,369
Product margin	9,154	40,576	71,300	94,442
Add: Affiliate management fee revenue	190	193	569	578
Equity earnings	1,654	1,954	4,323	4,764
Operating margin	$110,709	$149,148	$348,009	$421,992

Petroleum terminals:
Transportation and terminals revenues	$49,905	$60,621	$144,010	$172,811
Less: Operating expenses	23,044	22,780	57,679	71,403
Transportation and terminals margin	26,861	37,841	86,331	101,408

Product sales revenues	4,233	5,887	15,106	23,445
Less: Product purchases	1,597	3,461	6,120	9,319
Product margin	2,636	2,426	8,986	14,126
Equity earnings	—	1	—	1
Operating margin	$29,497	$40,268	$95,317	$115,535

Ammonia pipeline system:
Transportation and terminals revenues	$671	$4,644	$9,547	$17,431
Less: Operating expenses	8,242	6,349	15,458	13,406
Operating margin (loss)	$(7,571)	$(1,705)	$(5,911)	$4,025

Segment operating margin	$132,635	$187,711	$437,415	$541,552
Add: Allocated corporate depreciation costs	643	746	2,368	2,189
Total operating margin	133,278	188,457	439,783	543,741
Less:
Depreciation and amortization expense	27,403	30,234	79,460	90,261
General and administrative expense	23,624	20,470	67,044	70,341
Total operating profit	$82,251	$137,753	$293,279	$383,139

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURE
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2011
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$110,240	$0.98
Deduct: Unrealized derivative gains associated with future physical product transactions	(24,098)	(0.21)
Add: Lower-of-cost-or-market adjustments	2,984	0.02

Excluding commodity-related adjustments	$89,126	$0.79

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	112,864

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30		2011
	2010	2011	2010	2011	Guidance

Net income	$56,637	$110,240	$223,623	$303,304	$408,000
Depreciation and amortization (1)	27,761	30,644	80,475	91,441	124,000
Equity-based incentive compensation (2)	4,573	2,719	8,082	4,319	8,000
Asset retirements and impairments	1,389	423	107	7,529	8,000
Commodity-related adjustments:
Derivative losses/(gains) recognized in the period associated with future product transactions (3)	8,343	(24,098)	(7,663)	(25,318)
Derivative (losses)/gains recognized in previous periods associated with product sales completed in the period (4)	2,166	(13,675)	(2,195)	(15,697)
Lower-of-cost-or-market adjustments	(4,889)	2,984	293	2,984
Houston-to-El Paso cost of sales adjustments(5)	2,178	4,301	(2,055)	386
Total commodity-related adjustments	7,798	(30,488)	(11,620)	(37,645)	(30,000)
Maintenance capital	(11,909)	(18,915)	(26,932)	(38,285)	(70,000)
Other	(495)	(651)	(2,074)	(1,390)	(3,000)
Distributable cash flow	$85,754	$93,972	$271,661	$329,273	$445,000

Distributable cash flow per limited partner unit	$0.76	$0.83	$2.50	$2.92	$3.95

Weighted average number of limited partner units paid distributions	112,481	112,737	108,648	112,737	112,800

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2010 and 2011 was $11.5 million and $11.7 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2010 and 2011 of $3.4 million and $7.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to transitional commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations.